Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of SouthState Corporation and subsidiaries of our report dated February 24, 2023, with respect to the consolidated financial statements of SouthState Corporation and subsidiaries as of December 31, 2022 included in the Annual Report on Form 10-K for the year ended December 31, 2023. We also consent to the reference to our firm under the caption “Experts” in this registration statement.

/s/ Forvis Mazars, LLP

Atlanta, Georgia

June 27, 2024